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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in (i) our report dated February 27, 1996, on our audit of the Champion Healthcare Corporation as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995; (ii) our report dated February 16, 1996, on our audit of Dakota Heartland Health System as of December 31, 1994 and 1995, and the related statements of income, partners' equity and cash flows for the year ended December 31, 1995; (iii) our report dated December 28, 1995, on our audit of Jordan Valley Hospital as of September 30, 1995 and the related statements of income and change in owner's equity and cash flows for the period from January 1, 1995 through September 30, 1995; and (iv) our report dated June 11, 1995, on our audit of Salt Lake Regional Medical Center as of May 31, 1994 and April 13, 1995, and the related consolidated statements of income, equity, and cash flows for each of the two years in the period ended May 31, 1994 and for the period from June 1, 1994 through April 13, 1995, which reports are incorporated by reference in this Form S-8 related to the registration of 8,749,933 shares of Common Stock, no stated par value per share for the Paracelsus Healthcare Corporation 1996 Stock Incentive Plan.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
August 15, 1996